LOAN MODIFICATION AGREEMENT
                         (December 2002)


          THIS LOAN MODIFICATION AGREEMENT is made as of December 31, 2002 (the "Effective Date"), by and among MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation, hereinafter called the "Borrower", and BANK OF HAWAII, a Hawaii banking corporation ("BOH"), FIRST HAWAIIAN BANK, a Hawaii banking corporation ("FHB"), CENTRAL PACIFIC BANK, a Hawaii banking corporation ("CPB"), and AMERICAN AGCREDIT, PCA, a corporation or association organized and existing under the laws of the United States of America ("PCA") (BOH, FHB, CPB and PCA are each sometimes called a "Lender" and are collectively called the "Lenders"), and BANK OF HAWAII, as Agent for the Lenders to the extent and in the manner provided in the Loan Documents described below (in such capacity, the "Agent"), and KAPALUA LAND COMPANY, LTD., a Hawaii corporation (the "Accommodation Party").

Recitals:

          A. The Lenders (i) have made available to the Borrower Revolving Loans in the aggregate principal amount of up to $25,000,000 at any one time outstanding, and (ii) shall make available to the Borrower Term Loans in an amount up to the aggregate principal amount of the Revolving Loans outstanding upon expiration of the Revolving Loan Period, but not to exceed $15,000,000, all as more particularly described in that certain Amended and Third Restated Revolving Credit and Term Loan Agreement dated December 31, 2001, made by and among the Borrower, Lenders and Agent (the "Loan Agreement").

          B. Capitalized terms used, but not defined in this Agreement, shall have the meanings given them in the Loan
Agreement.

          C.   The performance of the Borrower under the Loan
Documents is secured by the following (as amended and confirmed, collectively, the "Mortgages") made in favor of the Lenders:

               (1)  Mortgage and Security Agreement dated
March 1, 1993, made by the Borrower, as Mortgagor, recorded in the Bureau of Conveyances of the State of Hawaii (the "Bureau") as Document No. 93-036896;

	       (2)  Mortgage and Security Agreement dated
March 1, 1993, made by the Borrower, as Mortgagor, recorded in the Bureau as Document No. 93-036898; and

	       (3)  Additional Security Mortgage and Security
Agreement dated March 1, 1993, made by the Accommodation Party, recorded in the Bureau as Document No. 93-036900.

          D. The Borrower has requested certain modifications of the Loan Documents and the Lenders are willing to agree to such modifications under the terms and conditions of this Agreement.


Agreements:

          NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

          1.   Amendments to the Loan Agreement:  The Loan
Agreement is amended as follows:

               (a)  Section 9.17 is amended to read in its

		    entirety as follows:  9.17 Expiry Date

		    means December 31, 2004.

               (b)  Section 9.36 is amended to read in its

		    entirety as follows:  9.36 Maturity

		    Date means December 31, 2007.

               (c)  In Section 1.6, the grid setting forth
the Applicable Margin based on the Borrower's Recourse Debt to Net Worth ratio is amended in its entirety to read as follows:

Recourse Debt/       Applicable Margin     Applicable Margin
Net Worth            for Revolving Loans   for Term Loans

Less than or equal   1.50 percentage       1.75 percentage
to 0.20              points                points

Greater than 0.20    1.75 percentage       2.00 percentage
but less than or     points                points
equal to 0.40

Greater than 0.40    2.00 percentage       2.25 percentage
but less than or     points                points
equal to 0.60

Greater than 0.60    2.25 percentage       2.50 percentage
but less than or     points                points
equal to 0.75

Greater than 0.75    2.50 percentage       2.75 percentage
but less than or     points                points
equal to 0.90

Greater than 0.90    2.75 percentage       3.00 percentage
                     points                points


               (d) Notwithstanding anything to the contrary contained in the Loan Documents, in the event of the sale of any of the Borrower's real estate, other than the Collateral and the lots in the Kapua Village Employee Subdivision, the Aggregate Loan Commitment shall be reduced by an amount equal to 50% of the net cash proceeds received by the Borrower from such sale, provided, however, that the Aggregate Loan Commitment shall not be less than $20,000,000. As used herein "net cash proceeds" shall mean an amount equal to the gross sales price, as and when received, less customary real estate broker's commissions and seller's normal closing costs.

		(e)  Section 5.10(a) is amended so that the
Debt Service Coverage Ratio shall be not less than 1.10 for the fiscal year 2003 and shall be not less than 1.20 thereafter.

		(f)  Section 5.10(c) is amended to allow a
one-time adjustment which will reduce the Borrower's minimum Net Worth requirement by the non-cash component related to the Borrower's fiscal year 2002 write-down of its pension plan asset in an amount not to exceed $4,150,000.

		(g)  The Borrower's negative covenant in
Section 6.5 is amended to read in its entirety as follows:

                    6.5  Capital Expenditures.  Make any Capital
               Expenditure in excess of $12,000,000 in a fiscal year. However, for the fiscal year 2003, subject to the Agent's satisfactory review of (i) projected monthly financial statements for such fiscal year, which shall be supplied by the Borrower to the Agent no later than January 31, 2003 and which shall be in line with the financial performance indicated in the Borrower's Long Range Plan dated October 2002, and (ii) the Borrower's financial reporting submission for the quarter ended 6/30/03, if the Borrower's financial performance in terms of net income and cash flow
               (A) through the first 6 months of the year remains in line with the projected performance for that period; and (B) the Borrower remains on track to meet its Long Range Plan forecast for the full year, the Capital Expenditure limitation will be increased to $19,730,000. If, however, following that increase, it is determined that the Borrower will not meet its original forecast, the Borrower must provide written notification of such to the Agent within 24 hours of such determination and further Capital Expenditures exceeding $12,000,000 for fiscal year 2003 shall be subject to the approval of the Lenders.

          2. Amendment Fee and Costs: In consideration of, and as a condition to, the amendments herein contained, the Borrower shall pay the Agent, on demand, for distribution to the Lenders on a pro rata basis, a $25,000 amendment fee. The Borrower shall also promptly reimburse the Agent for all costs and expenses, including reasonable attorney's fees, incurred by the Agent in connection with this transaction.

	  3. Modification: This Agreement is a modification only and not a novation. In all other respects, the terms and conditions of the Loan Documents, as hereby modified, are hereby ratified and confirmed and shall remain in full force and effect.

	  4. Reaffirmation and Enlargement: The Borrower confirms and reaffirms all of its representations, warranties and covenants in the Loan Documents. The execution of this Agreement by the Borrower constitutes the certification of the persons signing this Agreement on behalf of the Borrower that, to the best of their actual knowledge, the representations and warranties made in Article IV of the Loan Agreement are true and correct as of the date of this Agreement. All references in the Loan Documents to the Loan Agreement are hereby enlarged and expanded to mean and include the Loan Agreement as hereby modified.

	  5. Mortgagors: The Borrower and the Accommodation Party confirm the grant, pledge and mortgage of the properties encumbered by the Mortgages, as and for continuing security for the obligations of the Borrower under the Loan Documents. The Borrower and the Accommodation Party warrant that the properties encumbered by the Mortgages are subject to no liens or encumbrances other than those set forth in the Mortgages.

	  6. No Offsets: The Borrower and the Accommodation Party each agrees that to its actual knowledge it has no claims, defenses, or offsets against the Lenders or the Agent with respect to the Credit Facility or to the enforcement of the Loan Documents arising prior to the date of this Agreement and that all such claims, defenses and offsets are hereby released.

	  7. Successors and Assigns: This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

	  8. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or the same counterparts. Duplicate unexecuted pages of the counterparts may be discarded and the remaining pages assembled as one document.

          To signify their agreement, the parties have executed this Loan Modification Agreement as of the Effective Date.

MAUI LAND & PINEAPPLE COMPANY,   BANK OF HAWAII, individually
INC.                             and as Agent


By     /S/ PAUL J MEYER          By  /S/ JAMES C. POLK
    Name:  Paul J. Meyer           Name: James C. Polk
    Title: Executive Vice/        Title: Senior Vice President
           President/Finance

By     /S/ JOHN KREAG
    Name:  John Kreag            FIRST HAWAIIAN BANK
    Title: Treasurer

                    Borrower     By  /S/ NEILL CHAR
                                   Name: Neill Char
                                  Title: Vice President
KAPALUA LAND COMPANY, LTD.


By    /S/ PAUL J MEYER           CENTRAL PACIFIC BANK
   Name:  Paul J. Meyer
   Title: Executive Vice/
          President/Finance      By  /S/ ROBERT D. MURAKAMI
                                   Name: Robert D. Murakami
By    /S/ JOHN KREAG              Title: Vice President
   Name:  John Kreag
   Title: Treasurer

          Accommodation Party    AMERICAN AGCREDIT, PCA


                                 By  /S/ GARY VAN SCHUYVER
                                   Name: Gary Van Schuyver
                                  Title: Vice President

                                                     Lenders